EXHIBIT 99.1

BJ’s Restaurants, Inc. Announces Upcoming Senior Management Transition

CEO Gregory Trojan to Retire; President and CFO, Gregory Levin, to be Appointed CEO,

Vice President of Strategy and Financial Planning and Analysis, Thomas Houdek, to be Appointed CFO

HUNTINGTON BEACH, Calif., July 06, 2021 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq: BJRI) (“BJ’s” or the “Company”) announced today that Chief Executive Officer, Gregory A. Trojan, will retire effective September 1, 2021, at which time current President and Chief Financial Officer, Gregory S. Levin, will be appointed President and Chief Executive Officer. Mr. Trojan is expected to continue to serve on the Company’s Board of Directors following his retirement, and Mr. Levin is expected to be appointed to the Board of Directors. In addition, the Company’s Vice President of Strategy and Financial Planning and Analysis, Thomas A. Houdek, will be appointed Senior Vice President and Chief Financial Officer, also effective September 1, 2021.

Pete Bassi, the Company’s lead independent director, commented on the transition plans, “On behalf of our Board of Directors, we sincerely thank Greg Trojan for his nearly nine years of outstanding service to the Company as our CEO. During his tenure, Greg was instrumental in helping steer BJ’s through significant changes in our business, while implementing a number of menu enhancements and new operational practices. He also greatly strengthened our foundation, scale and geographic diversity, which we will continue to leverage for accelerated near- and long-term growth. We look forward to Greg continuing to serve on BJ’s Board as we will continue to benefit from his deep knowledge of the Company and the restaurant industry. We wish him the very best in his much deserved retirement.”

Greg Levin has served as the Company’s President, CFO and Secretary since January 2018 and as the Company’s CFO since joining BJ’s in September 2005. Prior to joining the Company, he served as Chief Financial Officer and Secretary of SB Restaurant Company, a privately held company that operated the Elephant Bar Restaurants, from February 2004 to August 2005. He also served in number of roles at California Pizza Kitchen from 1996 to 2004, most recently as Vice President, Chief Financial Officer and Secretary. Mr. Levin began his career in the audit department at Ernst & Young. He holds a Master of Business Administration degree from the Anderson School of Management at UCLA and a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

Jerry Deitchle, Chairman of BJ’s Restaurants, commented on Greg Levin’s appointment to CEO, “During his 16 years at BJ’s, Greg has consistently assumed additional leadership and operations support responsibilities while maintaining excellent stewardship of the Company’s financial affairs and capital markets interactions. Greg is highly respected by our stakeholders, both within and outside our Company, and possesses the experience and expertise that will help guide the next phase of BJ’s growth and prosperity. Given his long tenure, Greg knows BJ’s intimately and has helped to advocate for and foster the values and principles that we stand for as a restaurant concept and company. He is ideally suited to become our next CEO as we continue to build on a culture that prioritizes collaboration, inclusiveness, a commitment to excellence and gold standard levels of operating execution and hospitality. On behalf of the Board, we have the highest level of confidence in Greg’s ability to lead BJ’s forward.”

Mr. Levin commented on Mr. Houdek’s appointment, “Since joining BJ’s in 2019, Tom has proven to be an outstanding strategic finance executive. I look forward to continuing to work closely with him as our roles transition.” Mr. Houdek, age 40, previously served for five years in various finance and strategy positions at the Yum Brands corporate office and its Taco Bell and KFC concepts. Previously, he served as an investment banker with Deutsche Bank Securities and CIBC World Markets. He earned a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Science degree in Finance from DePaul University.

Greg Trojan added, “It has been a pleasure to serve as BJ’s CEO, working with the best team members in the industry for nearly nine years. I am so proud of how we consistently came together to overcome challenges, innovate new approaches to meet the evolving needs of our guests, thoughtfully integrate technology into our operations and guest interactions, and collectively help establish BJ’s as a leader in the casual dining industry. Under the leadership of Greg, Tom and the rest of BJ’s executive team, and with our great teams across the BJ’s platform, I am confident BJ’s will continue to successfully execute on our many growth initiatives and further enhance long-term shareholder value.”

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 212 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 pandemic, one of our 212 restaurants remains temporarily closed, and the remaining 211 are serving guests in our dining rooms in accordance with local, state and national guidelines regarding hours, capacity and social distancing limitations. For more BJ’s information, visit http://www.bjsrestaurants.com.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.